UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 22, 2009

Jabil Circuit, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-14063	38-1886260
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10560 Dr. Martin Luther King, Jr. Street North, St. Petersburg, Florida 33716

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (727) 577-9749

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05. Costs Associated with Exit or Disposal Activities.

On January 22, 2009, the Company’s Board of Directors approved a restructuring plan to better align the Company’s manufacturing capacity in certain geographies and to reduce the Company’s worldwide workforce by approximately 3,000 employees in order to reduce operating expenses (the “2009 Restructuring Plan”). These restructuring activities are intended to address the current market conditions and properly size the Company’s manufacturing facilities to increase the efficiencies of our operations. The 2009 Restructuring Plan as discussed reflects the Company’s intention only and restructuring decisions, and the timing of such decisions, at certain foreign plants are still subject to consultation with the Company’s employees and their representatives. Based on the analysis done to date, the Company currently expects to recognize approximately $65 million in pre-tax restructuring and impairment costs over the course of the Company’s fiscal years 2009 and 2010. The majority of these costs are currently expected to be recorded in the Company’s operating results for the fiscal quarter ending February 28, 2009. The Company currently expects that a significant portion of the total restructuring costs will be related to employee benefit and severance arrangements. The charges related to the 2009 Restructuring Plan, excluding asset impairment charges, are currently expected to result in cash expenditures of approximately $54 million that will be payable over the course of the Company’s fiscal years 2009 and 2010. Upon its completion, the 2009 Restructuring Plan is expected to yield annualized cost savings of approximately $55 million. The majority of these annual cost savings will be reflected as a reduction in cost of revenue, with a small portion being reflected as a reduction of selling, general and administrative expense. The exact timing of these charges and cash outflows, as well as the estimated cost ranges by category type, have not been finalized. This information will be subject to the finalization of timetables for the transition of functions, consultation with employees and their representatives as well as the statutory severance requirements of the particular legal jurisdictions impacted, and the amount and timing of the actual charges may vary due to a variety of factors.

To the extent required by applicable rules, the Company will file one or more amendments to this Current Report on Form 8-K as details of the Restructuring Plan are refined and estimates of related costs and charges are finalized.

Item 2.06. Material Impairments.

In connection with the 2009 Restructuring Plan described in Item 2.05 above, the Company is performing an impairment assessment on certain long-term assets (including property, plant and equipment and net deferred tax assets) held by each facility impacted by the 2009 Restructuring Plan. Assets that are determined to be impaired will be written down to fair value. At this time, the Company is unable to make a final determination of the estimated range related to the impairment charges. However, to the extent required by applicable rules, the Company will file one or more amendments to this Current Report on Form 8-K or include such disclosures in future Forms 10-Q and 10-K as details of the 2009 Restructuring Plan are refined and estimates of the related costs and charges are finalized. The impairment charges ultimately recorded are not expected to result in material future cash expenditures.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JABIL CIRCUIT, INC.
(Registrant)

January 28, 2009	By:	/s/ Forbes I.J. Alexander
Forbes I.J. Alexander,
Chief Financial Officer